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                                                                     EXHIBIT 4.8

            INVESTOR RELATIONS & STOCK MARKETING ADVISORY SERVICES
            ------------------------------------------------------
                                   AGREEMENT
                                   ---------

                                                         1 April, 1999


BETWEEN:    CLEAN ENERGY TECHNOLOGIES (Canada) INC.
            OF THE FIRST PART hereafter referred to as "the Company"

AND:        ABCE ENTERPRISES. INC.
            OF THE SECOND PART hereafter referred to as "the Consultant"


WHEREAS:

     The Company requires investor relations and stock market advisory services and desires to retain the Consultant to provide such services, under terms and conditions acceptable to the Company; and the Consultant is agreeable to such engagement;

WHEREAS:

     The parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;


NOW THEREFORE:

     Intending to be legally bound and in consideration of the mutual promises and covenants contained herein, the parties have agreed as follows:


  1. APPOINTMENT

     The Company hereby appoints the Consultant to provide investor relations and stock market advisory services and hereby retains the Consultant on the terms and conditions of this Agreement.

     The Consultant accepts such appointment and agrees to use his efforts and business connections to perform such services, upon the terms and conditions of this Agreement.


  2. TERM

     The initial term of this Agreement shall begin upon signing and run for a period of One Year. This Agreement will automatically and successively be renewed month to month there after unless either the Consultant or the Company gives thirty (30) days written notice of
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termination.


  3. SERVICES OF THE CONSULTANT

     All services of the consultant shall be under the direction of the Company.

     The Consultant shall act generally as the investor relations and stock marketing consultant for the Company and, as such, shall perform services as follows:

     Consult with and advise the Company with respect to the Company's rating (if any) of its securities and the market price of it's securities, etc.

     Consult with, advise, and assist the Company's relations with underwriters, brokers, market makers, shareholders, potential investors on the secondary markets, and financial analysts.

     Consult with, and advise the Company on public relations and dissemination of information pursuant to the market requirements and the appropriate stock exchanges and regulatory authorities.

     Consult with, advise and assist the Company in securing market makers, promotion and otherwise gaining access to the public securities market.

     Consult with, advise and assist the Company in developing appropriate due diligence material to satisfy the in-house and regulatory requirements of brokers.

     Consult with, advise and assist the Company in developing appropriate sample broker presentations, corporate mailing pieces, brochures, shareholder communications, research reports and other collateral material.


  4. LIMITATIONS OF SERVICES

     The parties recognize that certain responsibilities and obligations are imposed by federal, provincial and state securities laws and by the applicable rules and regulations of stock exchanges and in-house due-diligence or compliance departments of brokerage houses, etc., and both parties agree to be bound thereby and further agree:

     The Consultant shall not release any financial or other material or information or data about the Company and its business without the written consent of the Company.

     The Consultant shall not conduct any meetings with financial analysts regarding the Company without first informing the Company of the proposed meeting and its general agenda,
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and receiving written approval.


  5. DUTIES OF THE COMPANY

     Company shall supply the Consultant, on a regular basis, with all appropriate data and information about the Company and its management.

     Company shall promptly (as soon as available) supply the Consultant with copies of financial statements, "final" financial projections, capital budgets, communications, takeover offers, hostile proxy solicitations and similar matters pertaining to the services to be rendered by the Consultant as the Company sees fit.


  6. COMPENSATION

     (a) For all general investor relations, marketing advice and services the Company shall pay the Consultant a fee of $6,000.00 (CDN) per month.

     (b) The Company shall grant the Consultant an option to purchase 36,000 shares of the common stock of the Company's parent, Clean Energy Combustion Systems, Inc., at an exercise price of $2.00 (US) per share, vesting monthly in equal installments over 24 months of continued performance under this Agreement.

     (c) Any expenses anticipated by the Consultant must be pre-approved in writing by the Company.


  7. ASSIGNMENT

     The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties. This Agreement shall not be assigned without the prior written approval of both parties.


  8. NOTICES

     Any notice required or permitted to be given, under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the principal office of the party being notified. Interim communications may be effected via fax and confirmed in accordance with this paragraph within a reasonable time thereafter.
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  9. ENTIRE AGREEMENT

     This instrument contains the entire Agreement of the parties and may be modified or amended only by agreement in writing, signed by the parties hereto. This Agreement is the entire Agreement of the parties, whether oral or written. Any provision not severed will remain in full force and effect. This Agreement shall be governed for all purposes by the laws of British Columbia. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect. All disputes arising out of or in connection with this agreement, or in respect of any defined legal relationship associated herewith or derived therefrom, shall be referred to and formally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Center. The case shall be administered by the British Columbia International Commercial Arbitration Center in accordance with its "Procedures for Cases under the B.C.I.C.A.C. Rules".


IN WITNESS WHEREOF
the parties have executed this Agreement as of the date first above written.



 /s/ Don Bender                                     /s/ John D. Chato
------------------------                           ------------------------
_DON BENDER                                        JOHN D. CHATO
Authorized Signatory for                           Authorized Signatory for
ABCE ENTERPRISES INC.                              CLEAN ENERGY COMBUSTION
1203-1050 Harwood St.                              SYSTEMS (Canada) INC.
Vancouver, BC V6E 1R4                              7087 MacPherson Ave.
                                                   Burnaby, BC, V5J 4N4